UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.    )
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RXi Pharmaceuticals Corporation
(Name of Registrant as Specified In Its Charter)

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60 Prescott Street
Worcester, Massachusetts 01605

June [ • ], 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of RXi Pharmaceuticals Corporation to be held at The Harvard Club, 35 W. 44th Street, New York, New York, at 7:30 A.M., local time, on Friday, July 15, 2011.

The notice of annual meeting and the proxy statement on the following pages cover the formal business of the Annual Meeting. At the Annual Meeting, I will also report on our current operations and will be available to respond to questions from stockholders.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. I urge you, therefore, to return a signed proxy card or vote by telephone or over the internet, so that you can be sure your votes are properly counted, even if you plan to attend the meeting. Information about voting procedures can be found in the proxy statement.

I hope you will join us.

Sincerely,

[ • ]

Mark J. Ahn
President and Chief Executive Officer

60 Prescott Street
Worcester, Massachusetts 01605

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On July 15, 2011

Notice is hereby given to the holders of common stock of RXi Pharmaceuticals Corporation that the Annual Meeting of Stockholders will be held on Friday, July 15, 2011 at The Harvard Club, 35 W. 44th Street, New York, New York, at 7:30 A.M., local time, for the following purposes:

(1)	To elect directors to serve until the 2014 Annual Meeting of Stockholders;

(2)	To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

(3)	To approve an amendment to our 2007 Incentive Plan;

(4)	To approve an amendment to our Amended and Restated Certificate of Incorporation; and

(5)	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. We are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials and our 2010 Annual Report. The Notice contains instructions on how to access those documents over the Internet and how to cast your vote on the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2010 Annual Report. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials and the Annual Report by mail. This process allows us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Only those stockholders of record at the close of business on May 23, 2011 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination, for any purpose germane to the Annual Meeting, during ordinary business hours, at [ • ], New York, New York, beginning ten days before the Annual Meeting date and at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors,

[ • ]

Robert E. Kennedy
Corporate Secretary

June 3, 2011

60 Prescott Street
Worcester, Massachusetts 01605
Annual Meeting of Stockholders
To Be Held July 15, 2011

PROXY STATEMENT

This proxy statement is furnished to holders of common stock of RXi Pharmaceuticals Corporation, a Delaware corporation (“we,” “us,” “our,” “Rxi” or the “Company”), in connection with the solicitation of proxies by our Board of Directors for use at our 2011 Annual Meeting of Stockholders to be held at The Harvard Club, 35 W. 44th Street, New York, New York, at 7:30 A.M., local time, on Friday, July 15, 2011, and at any postponement or adjournment thereof. This proxy statement and the accompanying proxy card are first being mailed to our stockholders on or about June 3, 2011.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON JULY 15, 2011: This proxy statement, the accompanying proxy card or voting instruction card and our 2010 Annual Report are also available at http://www.envisionreports.com/RXII.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the following matters referred to in the attached notice of annual meeting and described in detail in this proxy statement: (1) the election of directors; (2) the ratification of the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2011; (3) a proposal to amend our Amended and Restated 2007 Incentive Plan (the “2007 Incentive Plan”); and (4) a proposal to amend our Amended and Restated Certificate of Incorporation. In addition, management will report on our current operations and respond to appropriate questions from stockholders.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on May 23, 2011, the record date, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. These shares include those (1) held directly in your name as the stockholder of record and (2) held for you as the beneficial owner through a broker, bank or other nominee.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name as the stockholder of record. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•	Stockholder of Record — If your shares are registered directly in your name with our Transfer Agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

•	Beneficial Owner — If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and your broker or nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you receive a proxy from your broker or nominee. Your broker or nominee has provided voting instructions for you to use. If you wish to attend the Annual Meeting and vote in person, please contact your broker or nominee so that you can receive a legal proxy to present at the Annual Meeting.

What constitutes a quorum?

Our Bylaws provide that the presence, in person or by proxy, at our Annual Meeting of the holders of a majority of outstanding shares of our common stock will constitute a quorum for the transaction of business.

For the purpose of determining the presence of a quorum, proxies marked “withhold authority” or “abstain” will be counted as present. Shares represented by proxies that include so-called broker non-votes also will be counted as shares present for purposes of establishing a quorum. On the record date, there were [ • ] shares of our common stock issued and outstanding, exclusive of treasury shares.

What are the voting rights of the holders of Rxi common stock?

Each share of our common stock entitles the holder to one vote on all matters to come before the Annual Meeting. In the election of directors, you may vote “FOR” each nominee or your vote may be “WITHHELD” with respect to such nominee. For each of the other proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN” with respect to a particular proposal, it will have the same effect as a vote “AGAINST” the proposal.

If you vote via the Internet or telephone and do not specify contrary voting instructions, your shares will be voted in accordance with the recommendations of our Board of Directors. Similarly, if you sign and submit your proxy card or voting instruction card with no instructions, your shares will be voted in accordance with the recommendations of our Board.

If you are a stockholder of record and do not vote via the Internet, via telephone or by returning a signed proxy card, your shares will not be voted.

If you are a beneficial stockholder and do not vote via the Internet, telephone, or by returning a signed voting instruction card, your shares may be voted only with respect to so-called routine matters where your broker has discretionary voting authority over your shares. Brokers will have such discretionary voting authority on the proposals for the election of a director and the ratification of the selection of our independent registered public accounting firm for 2011, but not the other proposals.

What vote is required for the proposals?

The following votes are required with respect to the proposals:

•	In the election of directors (Proposal 1), the nominees receiving the greatest number of affirmative votes cast, known as a “plurality vote,” will be elected.

•	For the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal 2) and the approval of the amendment to our 2007 Incentive Plan (Proposal 3), the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required.

•	For the approval of the amendment to our Amended and Restated Certificate of Incorporation (Proposal 4), the affirmative vote of a majority of the shares entitled to vote at the Annual Meeting is required.

An automated system administered by the Company’s transfer agent will tabulate votes cast by proxy at the Annual Meeting, and an officer of the Company will tabulate votes cast in person at the Annual Meeting.

What are the Board’s recommendations?

The recommendations of our Board of Directors are set forth together with the description of each proposal in this proxy statement. In summary, our Board of Directors recommends a vote:

•	“FOR” election of the directors named in this proxy statement as described in Proposal 1;

•	“FOR” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal year ending December 31, 2011 as described in Proposal 2;

•	“FOR” approval of the amendment to our 2007 Incentive Plan as described in Proposal 3; and

•	“FOR” approval of the amendment to our Amended and Restated Certificate of Incorporation as described in Proposal 4.

How can I attend the Annual Meeting?

You may attend the Annual Meeting if you are listed as a stockholder of record as of May 23, 2011 and bring proof of your identity. If you hold your shares through a broker or other nominee, you will need to provide proof of your share ownership by bringing either a copy of a brokerage statement showing your share ownership as of May 23, 2011, or a legal proxy if you wish to vote your shares in person at the Annual Meeting. In addition to the items mentioned above, you should bring proof of your identity.

How can I vote my shares in person at the Annual Meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring proof of your identity to the Annual Meeting. Shares beneficially owned may be voted by you if you receive and present at the Annual Meeting a proxy from your broker or nominee, together with proof of your identity. Even if you plan to attend the Annual Meeting, we urge you to vote in one of the ways described below so that your vote will be counted if you later decide not to attend the Annual Meeting or are unable to attend.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below, the instructions included on the Notice of Internet availability of the proxy materials, and if you request printed proxy materials, the instructions included on your proxy card or, for shares held in street name, the voting instruction card provided by your broker or nominee.

•	By Internet — If you have Internet access, you may submit your proxy from any location in the world by following the Internet voting instructions on the proxy card or voting instruction card sent to you.

•	By Telephone — You may submit your proxy by following the telephone voting instructions on the Notice you received or by following the telephone voting instructions on the proxy card or voting instruction card sent to you.

•	By Mail — You may do this by marking, dating and signing your proxy card or, for shares held in street name, the voting instruction card provided to you by your broker or nominee, and mailing it in the enclosed, self-addressed, postage prepaid envelope. No postage is required if mailed in the United States. Please note that you will be mailed a printed proxy card or printed voting instruction card only if you request that such printed materials be sent to you by following the instructions in the Notice of Internet Availability for requesting paper copies of the proxy materials.

Can I change my vote or revoke my proxy?

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly as the stockholder of record, you may accomplish this by granting another proxy that is properly signed and bears a later date, by sending a properly signed written notice to our Corporate Secretary or by attending the Annual Meeting and voting in person. To revoke a proxy previously submitted by telephone or through the Internet, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you change your proxy instructions as described above. For shares held beneficially by you, you may change your vote by submitting new voting instructions to your broker or nominee. All written notices should be addressed as follows: Rxi Pharmaceuticals Corporation, 60 Prescott Street, Worcester, Massachusetts 01605, Attention: Corporate Secretary

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will publish final voting results in a Current Report on Form 8-K within four business days following the Annual Meeting.

If I am a stockholder of record, how do I consent to receive my Annual Meeting materials electronically?

Stockholders of record that choose to vote their shares via the Internet will be asked to choose a delivery preference prior to voting their shares. After entering the access information requested by the electronic voting site, click “Login” and then respond as to whether you would like to receive proxy material via electronic delivery. If you would like to receive future proxy materials electronically click the applicable button, enter and verify your current email address and then click “Continue.” Stockholders of record with multiple Rxi accounts will need to consent to electronic delivery for each account separately.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board of Directors currently is comprised of six members divided into three classes. Each director serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected and until his or her successor is duly elected and qualified. There are two directors in Class I, Richard Chin, M.D. and Rudolph Nisi, M.D., whose terms expire at the Annual Meeting. There are two directors in Class II, Mark J. Ahn and Stephen S. Galliker, whose terms expire on the date of the annual meeting in 2012, and two directors in Class III, Sanford J. Hillsberg and Steven A. Kriegsman, whose terms expire on the date of the annual meeting in 2013.

The following is information concerning Drs. Chin and Nisi, the nominees for election as directors at the Annual Meeting, as well as the directors whose terms of office will continue after the Annual Meeting. Each director’s age is indicated in parentheses after his name.

Current Nominee

We believe that Drs. Chin and Nisi will be available and able to serve as directors. In the event that either is unable or unwilling to serve, the proxy holders will vote the proxies for such other nominee as they may determine.

Class I — Term Expiring at the 2011 Annual Meeting

Richard Chin, M.D. (44) has served as a director since 2009. Dr. Chin is a physician with extensive expertise in drug development. He has overseen multiple Investigational New Drug Applications (INDs) and New Drug Applications (NDAs)/Biologic License Applications (BLAs), and has authored a major textbook on clinical trial medicine. Since 2008, Dr. Chin has been the CEO of OneWorld Health, a nonprofit pharmaceutical company largely funded by the Bill and Melinda Gates Foundation, engaged in developing drugs for neglected diseases in impoverished countries. From 2006 to 2008, he was the CEO and President of OXiGENE. From 2004 to 2006, Dr. Chin was at Elan Corporation, where he served, among other roles, as Senior Vice President of Global Development. Dr. Chin has also held various clinical and scientific roles for Genentech, Inc. between 1999 and 2004, including Head of Clinical Research for the Biotherapeutics Unit, overseeing approximately half of the drugs at Genentech, and began his career at Procter and Gamble Pharmaceuticals, where he served as Associate Medical Director. He received a B.A. in Biology, magna cum laude, from Harvard University and the equivalent of a J.D. with honors from Oxford University in England under a Rhodes Scholarship. Dr. Chin holds a Medical Degree from Harvard Medical School and is licensed to practice medicine in California. He is currently on the Adjunct Faculty of UCSF Medical School, and serves on the Board of Directors of Genmedica, located in Barcelona, Spain. Our Board of Directors believes that Dr. Chin is highly qualified to serve as a member of the Board because of Dr. Chin’s expertise with drug development, his experience as both an executive and director of drug development companies, and his scientific and academic qualifications.

Rudolph Nisi, M.D. (73) has served as a director since January 2009. Dr. Nisi has held various positions at New York Westchester Square Medical Center (NYWSMC). In addition to having been on the Active Staff in Internal Medicine/Cardiology since 1963, Dr. Nisi was also Director of Medicine since 1975, Chief of Cardiology since 1975, Chairman of Medical Critical Care Unit since 1975, President of the Medical Board from 1977 to 1978, Chairman of the Board of Trustees since 1983 and from 1976 to 1978, Chairman of the ER Committee since 1984, and Vice-President of Medical Affairs since 1993. In 2011, Dr. Nisi retired as Chairman of the Board of Directors at NYWSMC and now currently holds the position of Vice Chairman. Dr. Nisi was the Chairman of the Board of Medco Research Inc. Dr. Nisi has also served as an Attending Physician at New York Hospital, a Clinical Assistant Professor of Medicine at Cornell University Medical College and an Assistant Dean at Weill Medical College of Cornell University. Dr. Nisi has also served as a director of Tempra Technology, Inc., a thermal research and development company, since 1997 and on the boards of Touchtone HMO and New York Presbyterian Hospital. Dr. Nisi holds a B.S. degree from Fordham University and a Doctor of Medicine degree from the University of Rome Medical School in Rome, Italy and is a fellow in the American College of Cardiology. Dr. Nisi is also a graduate of the Director’s college at Stanford University. Our Board of Directors believes that Dr. Nisi is qualified to serve as a member of the Board because of Dr. Nisi’s prior experience as a practicing physician and owner of a hospital, his prior experience as a director of a number of pharmaceutical and biotechnology companies and his medical and academic qualifications.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEE FOR
ELECTION AS CLASS I DIRECTOR

Continuing Directors

The following is a description of the directors in Class II and Class III, whose terms of office will continue after the Annual Meeting.

Class II — Term Expiring at the 2012 Annual Meeting

Mark J. Ahn, Ph.D. (48) Dr. Ahn has served as our President and Chief Executive Officer since March 31, 2011 and as a director since 2007. He brings more than 20 years of experience in the biopharmaceutical industry. Prior to Rxi, Dr. Ahn was Principal at Pukana Partners, Ltd. which provides strategic consulting to life science companies; and Associate Professor, Global Management at Atkinson Graduate School of Management, Willamette University. He previously served as Chair, Science & Technology Management, Victoria University at Wellington, New Zealand. Dr. Ahn was also founder, President, and Chief Executive Officer of Hana Biosciences. Prior to Hana, he served as Vice President, Hematology and corporate officer at Genentech, Inc., as well as held positions of increasing responsibility at Amgen and Bristol-Myers Squibb Company. Dr. Ahn also serves on public and venture capital-backed Board of Directors for Rxi Pharmaceuticals, Access Pharmaceuticals, Mesynthes and ScribesSTAT. Dr. Ahn is the author of over 50 peer reviewed journal articles and books. Dr. Ahn received a B.A. and M.B.A. from Chaminade University; and M.A. from Victoria University. He was a graduate fellow in Economics at Essex University, and obtained a Ph.D. from the University of South Australia. Dr. Ahn is a Henry Crown Fellow at the AspenInstitute. Our Board of Directors believes that Dr. Ahn is qualified to serve as a member of the Board because of Dr. Ahn’s extensive prior experience as both an executive and director of a number of pharmaceutical and biotech companies and his scientific and academic qualifications as well as his expertise in financial and other related matters pertaining to the operation of publicly traded pharmaceutical companies.

Stephen Galliker, CPA (64) has served as a director since 2007. Mr. Galliker served as the Executive Vice President, Finance and Administration, and Chief Financial Officer of Dyax Corp., a biopharmaceutical company focused on advancing novel biotherapeutics for unmet medical needs, from 1999 until his retirement in July 2008. From 1996 to 1999, Mr. Galliker was the Chief Financial Officer of Excel Switching Corporation, a developer and manufacturer of open switching platforms for telecommunications networks, and was Excel’s Vice President, Finance and Administration from 1997 to 1999. From 1992 to 1996, Mr. Galliker was employed by Ultracision, Inc., a developer and manufacturer of ultrasonically powered surgical instruments, where he served as Chief Financial Officer and Vice President of Finance until 1995, when he became Ultracision’s Chief Operating Officer. Mr. Galliker is also a director of Mitomics, Inc. Incorporated, a privately owned medical device company. Mr. Galliker was also a director of Osteotech, Inc., a medical device company until its merger into Medtronic, Inc. in November, 2010. Mr. Galliker is a Certified Public Accountant and received a B.S. from Georgetown University and an M.B.A. from the University of Chicago. Our Board of Directors believes that Mr. Galliker is highly qualified to serve as a member of the Board because of Mr. Galliker’s extensive prior experience as the Chief Financial Officer of a pharmaceutical company and as a director of a medical device company as well as his expertise in auditing and financial and other related matters pertaining to the operation of publicly traded pharmaceutical companies.

Class III — Term Expiring at the 2013 Annual Meeting

Sanford J. Hillsberg, J.D. (62) has served as the Chairman of our Board of Directors since 2007. Mr. Hillsberg has been an attorney with TroyGould PC since 1976 and is a member of the firm’s Management Committee. Mr. Hillsberg was a founder and until December 2007, served as a director and Secretary of ImmunoCellular Therapeutics, Ltd., a publicly-held biopharmaceutical company formed to develop cellular therapies, including dendritic cell-based vaccines for the treatment of brain and other cancers, and its predecessor company since February 2004. Mr. Hillsberg served as a director and Secretary of Duska Therapeutics, Inc., a publicly-held biopharmaceutical company, and its predecessor company from 1999 until January 2006. He previously served as a director and Vice President of Medco Research, Inc., a then publicly-held pharmaceutical company. Mr. Hillsberg is a member of the Board of Governors of Cedars-Sinai Medical Center and has also previously served as a Commissioner of the Quality and Productivity Commission of the City of Los Angeles. Mr. Hillsberg holds a B.A. degree from the University of Pennsylvania and a J.D. degree from Harvard Law School. Our Board of Directors believes that Mr. Hillsberg is highly qualified to serve as a member of the Board because of Mr. Hillsberg’s extensive prior experience in founding and serving on the boards of a number of pharmaceutical and biotech companies as well as his expertise in legal and other related matters pertaining to the operation of publicly traded pharmaceutical companies.

Steven A. Kriegsman (69) has served as a director since 2006. Mr. Kriegsman has been a director and the President and Chief Executive Officer of CytRx Corporation since July 2002. He previously served as Director and Chairman of Global Genomics from June 2000 until July 2002. Mr. Kriegsman is the Chairman of the Board and Founder of Kriegsman Capital Group LLC, a financial advisory firm specializing in the development of alternative sources of equity capital for emerging growth companies in the healthcare industry. He has advised such companies as SuperGen Inc., Closure Medical Corporation, Novoste Corporation, Miravant Medical Technologies and Maxim Pharmaceuticals. Mr. Kriegsman has a B.S. degree with honors from New York University in Accounting and completed the Executive Program in Mergers and Acquisitions at New York University, The Management Institute. Mr. Kriegsman has also received a certificate for successful completion of the Directors’ College 2009 Executive Program at the Stanford Law School. Mr. Kriegsman was formerly a Certified Public Accountant with KPMG in New York City. From June 2003 until February 2008, he served as a Director, and he is the former Chairman of the Audit Committee of Bradley Pharmaceuticals, Inc. From June 2008 to June 2009, Mr. Kriegsman has served on the Board of Directors of Hythiam, Inc. and served as chairman of Hythiam’s audit committee.

In February 2006, Mr. Kriegsman received the Corporate Philanthropist of the Year Award from the Greater Los Angeles Chapter of the ALS Association and in October 2006, he received the Lou Gehrig Memorial Corporate Award from the Muscular Dystrophy Association. Mr. Kriegsman has been active in various charitable organizations including the Biotechnology Industry Organization, the ALS Association, the Los Angeles Venture Association, the California Healthcare Institute, the Southern California Biomedical Council, and the Palisades-Malibu YMCA. Our Board of Directors believes that Mr. Kriegsman is highly qualified to serve as a member of the Board because of Mr. Kriegsman’s prior experience as the Chief Executive Officer of a pharmaceutical company and as a director of a number of pharmaceutical companies, his prior experience as an investment banker for pharmaceutical and biotechnology companies and his expertise in financial and other related matters pertaining to the operation of publicly traded pharmaceutical companies.

Meetings of the Board of Directors and Committees

Our Board of Directors has a standing Audit Committee, Compensation Committee, and Nomination and Corporate Governance Committee, as well as an ad hoc Strategy Committee. The following table provides information concerning the current membership of our Board committees:

Nomination and
Corporate
	Class of	Audit	Compensation	Governance	Strategy
Name	Directors(1)	Committee	Committee	Committee	Committee

Sanford J. Hillsberg(2)	III				x
Mark J. Ahn, Ph.D.	II
Richard Chin, M.D.(3)	III	x	x	x	x
Stephen S. Galliker(4)	II	x		x
Steven A. Kriegsman(5)	III	x	x		x
Rudolph Nisi, M.D.(6)	I		x	x	x

(1)	Class I directors serve until the 2011 Annual Meeting of Stockholders, Class II directors serve until the 2012 Annual Meeting of Stockholders and Class III directors serve until the 2013 Annual Meeting of Stockholders.

(2)	Mr. Hillsberg served as the third member of our Audit Committee during 2010. In May 2011, he resigned and was replaced by Dr. Chin on the Audit Committee.

(3)	Dr. Chin was appointed as a member of the Audit Committee in May 2011.

(4)	Mr. Galliker is the Chairman of the Audit Committee.

(5)	Mr. Kriegsman is the Chairman of the Compensation Committee and of the Strategy Committee.

(6)	Dr. Nisi is Chairman of the Nomination and Corporate Governance Committee.

Audit Committee

Our Board of Directors has determined that each of Dr. Chin and Messrs. Galliker and Kriegsman, the current members of our Audit committee, is “independent” under the current independence standards of the NASDAQ Marketplace Rules and Rule 10A-3 under the Exchange Act. Mr. Hillsberg, who served as the third member of the Audit Committee in 2010, resigned and was replaced by Dr. Chin as a member of the Audit Committee in May 2011.

The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities relating to:

•	The quality and integrity of our financial statements and reports.

•	The independent registered public accounting firm’s qualifications and independence.

•	The performance of our independent auditors.

The Audit Committee reviews our financial structure, policies and procedures, appoints the outside independent registered public accounting firm, reviews with the outside independent registered public accounting firm the plans and results of the audit engagement, approves permitted non-audit services provided by our independent registered public accounting firm, reviews the independence of the auditors and reviews the adequacy of our internal accounting controls. The Audit Committee’s responsibilities also include oversight activities described below under the “Report of the Audit Committee.”

The Audit Committee has discussed with the outside independent registered public accounting firm the auditors’ independence from management and RXi, including the matters in the written disclosures required by the Public Company Accounting Oversight Board and considered the compatibility of permitted non-audit services with the auditors’ independence. The Audit Committee operates pursuant to a written charter, which is available on our website, www.rxipharma.com.

Our Board of Directors has determined that Mr. Galliker, the chairman of our Audit Committee, is an audit committee financial expert.

The Audit Committee held five meetings during 2010.

Report of the Audit Committee

The Audit Committee’s primary duties and responsibilities are:

•	appointing, overseeing and, if necessary, replacing the independent auditor.

•	assisting our Board of Directors with oversight of the preparation of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of our independent auditor.

•	preparing the report the SEC rules require to be included in our annual proxy statement. resolving disagreements between management and the auditor regarding financial reporting.

The Audit Committee provides assistance to our Board of Directors in fulfilling its oversight responsibility to the Company’s stockholders, potential stockholders, the investment community, and others relating to RXi’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of RXi’s financial statements and the ethics programs when established by RXi management and our Board of Directors. The Audit Committee has the sole authority (subject, if applicable, to stockholder ratification) to appoint or replace the outside auditors and is directly responsible for determining the compensation of the independent auditors.

The Audit Committee must pre-approve all auditing services and all permitted non-auditing services to be provided by the outside auditors. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the auditors’ independence and there are costs or other efficiencies in obtaining such services from the auditors as compared to other possible providers.

The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all of RXi’s books, records, facilities and personnel, and to retain its own legal counsel and other advisers as it deems necessary or appropriate.

As part of its oversight of RXi’s financial statements, the Audit Committee reviewed and discussed with both management and its outside auditors RXi’s interim financial statements and annual audited financial statements that are included in RXi’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, respectively. RXi’s management advised the Audit Committee in each case that all such financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and reviewed significant accounting issues with the Audit Committee. These reviews included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended and as adopted by the Public Company Oversight Board in Rule 3200T.

BDO USA, LLP (“BDO”) currently serves as our independent registered public accounting firm and audited our financial statements for the year ended December 31, 2010. BDO does not have and has not had any financial interest, direct or indirect, in RXi, and does not have and has not had any connection with RXi except in its professional capacity as our independent auditors. The Audit Committee also has selected BDO as RXi’s independent registered public accountants for 2011.

The Audit Committee discussed with BDO which audited RXi’s annual financial statements for 2010, matters relating to its independence, including a review of audit and non-audit fees and the letter and written disclosures made by BDO to the Audit Committee pursuant to Public Company Accounting Oversight Board (United States) Rule 3526.

Audit and non-audit services to be provided by BDO are subject to the prior approval of the Audit Committee. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the independent registered public accounting firm’s independence and there are costs or other efficiencies in obtaining such services from the independent registered public accounting firm as compared to other possible providers.

In addition, the Audit Committee reviewed initiatives aimed at strengthening the effectiveness of RXi’s internal control structure. As part of this process, the Audit Committee continued to monitor and review staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Taking all of these reviews and discussions into account, the Audit Committee recommended to our Board of Directors that the Board approve the inclusion of RXi’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC.

Respectfully submitted,

Audit Committee:

Stephen S. Galliker, Chairman
Steven A. Kriegsman

Compensation Committee

The Compensation Committee is authorized to review and make recommendations to the full Board of Directors relating to the annual salaries and bonuses of our officers and to determine in its sole discretion all grants of stock options, the exercise price of each option, and the number of shares to be issuable upon the exercise of each option under our various stock option plans. The Committee also is authorized to interpret our stock option plans, to prescribe, amend and rescind rules and regulations relating to the plans, to determine the term and provisions of the respective option agreements, and to make all other determinations deemed necessary or advisable for the administration of the plans. Our Board of Directors has determined that each of the current members of the Compensation Committee, Mr. Kriegsman and Drs. Chin and Nisi, is “independent” under the current independence standards of the NASDAQ Marketplace Rules.

The Compensation Committee operates pursuant to a written charter, which is available on our website, www.rxipharma.com.

The Compensation Committee held five meetings during 2010.

Nomination and Corporate Governance Committee

The Nomination and Corporate Governance Committee assists our Board of Directors in discharging its duties relating to corporate governance and the compensation and evaluation of the Board. Our Board of Directors has determined that each of the current members of the Nomination and Corporate Governance Committee, Dr. Chin and Mr. Galliker, are “independent” under the current independence standards of the NASDAQ Marketplace Rules.

The principal responsibilities of the Nomination and Corporate Governance Committee include:

•	identifying individuals qualified to become members of our Board of Directors.

•	selecting, or recommending that our Board of Directors select, the director nominees for the next annual meeting of stockholders.

•	developing and recommending to our Board of Directors a set of applicable corporate governance principles.

•	overseeing and evaluating our Board of Directors and its dealings with management and appropriate committees of the Board of Directors.

The Nomination and Corporate Governance Committee also established a policy under which stockholders may recommend a candidate for consideration for nomination as a director, articulating expectations to each director, reviewing practices and policies with respect to directors, reviewing functions, duties and composition of the committees of our Board of Directors, reviewing polices with respect to significant issues of corporate public responsibility, recommending processes for annual evaluations of the performance of our Board of Directors and Chief Executive Officer, reporting questions of possible conflicts of interest of board members and overseeing the maintenance and presentation to our Board of Directors of management’s plans for succession to senior management positions.

The Nomination and Corporate Governance Committee operates pursuant to a written charter, which is available on our website, www.rxipharma.com.

The Nomination and Corporate Governance Committee held two meetings in 2010.

The Nomination and Corporate Governance Committee has not established any specific minimum qualifications for director candidates or any specific qualities or skills that a candidate must possess in order to be considered qualified to be nominated as a director.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. In making its nominations, our Nomination and Corporate Governance Committee generally will consider, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting our company, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual. The Nomination and Corporate Governance Committee does not have a formal diversity policy.

Strategy Committee

The ad hoc Strategy Committee was established in March 2009 by our Board of Directors to advise management on strategic matters and to report such matters to our Board of Directors. The current members of the Strategy Committee are Drs. Ahn and Nisi and Messrs. Hillsberg and Kriegsman.

The Strategy Committee met seven times in 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors and any person who owns more than 10% of our outstanding shares of common stock are required under Section 16(a) of the Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of those reports. Based on the Company’s review of copies of such forms it has received from its executive officers, directors and greater than ten-percent beneficial owners, the Company believes that during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to its Reporting Persons were met in a timely manner.

Code of Ethics

We have adopted a Code of Ethics applicable to all employees, including the principal executive officer, principal financial officer and principal accounting officer. A copy of our Code of Ethics is available on our website, www.rxipharma.com.

Risk Assessment of Compensation Policies and Practices

In 2010, the Compensation Committee reviewed the Company’s compensation policies and practices for all employees, including executive officers, and determined that our compensation policies and practices do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

Board Leadership Structure and Role in Risk Oversight

Currently, the positions of Chairman of the Board of Directors and Chief Executive Officer of the Company are held by separate individuals, with Mr. Hillsberg serving as Chairman of the Board and Dr. Ahn serving as Chief Executive Officer. Mr. Hillsberg, an independent director, has served as the Chairman of the Board since 2007, and since 2007 we have continuously had a separate Chief Executive Officer. The Chairman of the Board is appointed by the Board of Directors on an annual basis.

The Board currently believes that this structure is best for the Company, as it allows Dr. Ahn to focus on the Company’s strategy, business and operations, while enabling Mr. Hillsberg to manage the Board of Directors and serve as a liaison between the Board and the Company’s senior management, led by Dr. Ahn. Additionally, the Board currently believes the separation of offices is beneficial, because a separate Chairman can provide the Chief Executive Officer with guidance and feedback on his performance and the Chairman provides a more effective channel for the Board to express its views on management. This structure can also enable Messrs. Hillsberg and Ahn, and the other members of the Board to be better informed and to communicate more effectively on issues, including with respect to risk oversight matters.

The Board does not believe that a formal policy separating the positions of Chairman of the Board and Chief Executive Officer is necessary or desirable. The Board continually evaluates our leadership structure and could in the future decide to combine the Chairman and Chief Executive Officer positions if it believes that doing so would serve the best interests of our Company and shareholders.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

There are no “interlocks” as defined by SEC rules with respect to any member of the Compensation Committee. Mr. Kriegsman (Chairman) and Drs. Chin and Nisi are the current members of the Compensation Committee. None of Mr. Kriegsman and Drs. Chin and Nisi have ever served as an officer of the Company or acted in such capacity.

Transactions with Related Persons

General

Our Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons, in accordance with its Charter and the NASDAQ Marketplace Rules.

Policies and Procedures for Related Person Transactions

Transactions between us and one or more related persons may present risks or conflicts of interest or the appearance of conflicts of interest. Our Code of Ethics requires all employees, officers and directors to avoid activities or relationships that conflict, or may be perceived to conflict, with our interests or adversely affect our reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate so long as there is full disclosure of the interest of the related parties in the transaction and review and approval by disinterested directors to ensure there is a legitimate business reason for the transaction and that the transaction is fair to us and our stockholders.

As noted above, our Audit Committee is responsible for reviewing and approving, if appropriate, all transactions with related persons. The procedures followed by the Audit Committee to evaluate transactions with related persons require:

•	that all related person transactions, all material terms of the transactions, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction must be communicated to the Audit Committee;

•	that all related person transactions, and any material amendment or modification to any related person transaction, be reviewed and approved or ratified by the Audit Committee, as required by NASDAQ Marketplace Rules.

Our Audit Committee will evaluate related person transactions based on:

•	Information provided by members of our Board of Directors in connection with the required annual evaluation of director independence;

•	Pertinent responses to the Directors’ and Officers’ Questionnaires submitted periodically by our officers and directors and provided to the Audit Committee by our management;

•	Background information on nominees for director provided by the Nominating and Corporate Governance Committee of our Board of Directors; and

•	Any other relevant information provided by any of our directors or officers.

In connection with its review and approval or ratification, if appropriate, of any related person transaction, our Audit Committee is to consider whether the transaction will compromise standards included in our Code of Ethics. In the case of any related person transaction involving an outside director or nominee for director, the Audit Committee also is to consider whether the transaction will compromise the director’s status as an independent director as prescribed in the NASDAQ Marketplace Rules.

All of our related person transactions will be disclosed in our filings with the SEC in accordance with SEC rules.

Acquisition of Apthera, Inc.

On April 13, 2011, we completed our acquisition of Apthera, Inc., a Delaware corporation (“Apthera”), of which Mark W. Schwartz, Ph.D. served as the President and Chief Executive Officer and a director and Robert E. Kennedy served as the Chief Financial Officer and a director.

In connection with the acquisition, we issued an aggregate of approximately 4.9 million shares of our common stock to Apthera’s stockholders. We also will be required to make future contingent payments to Apthera’s stockholders of up to $32 million based on the achievement of certain development and commercial milestones relating to our NeuVax product candidate.

Mr. Hillsberg, the Chairman of our Board of Directors, owned approximately 2.4% of the outstanding shares of Apthera at the time of our acquisition of Apthera, for which he received the same consideration on the same terms and conditions as the other stockholders of Apthera. Our Board of Directors was fully informed of Mr. Hillsberg’s ownership interest in Apthera prior to submission of our initial letter of intent to acquire Apthera, and Mr. Hillsberg did not participate in any vote relating to the acquisition taken by our Board of Directors.

Director Independence

Rule 5605 of the NASDAQ Marketplace Rules requires that a majority of our Board of Directors be comprised of independent directors. In addition, the NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of our Audit, Compensation and Nominating and Corporate Governance Committees be independent and that our Audit Committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 5605(a)(2) of the NASDAQ Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. For purposes of determining whether a lawyer is eligible to serve on an audit committee, Rule 10A-3 under the Act generally provides that any partner in a law firm that receives payments from the issuer is ineligible to serve on that issuer’s audit committee.

Our Board of Directors has determined that all our non-employee directors, including Mr. Hillsberg, are “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Our Board of Directors also determined that each of Dr. Chin and Messrs. Galliker and Kriegsman, the current members of our Audit Committee, satisfy the higher independence standards for Audit Committee members established by SEC and the NASDAQ Marketplace Rules. In making such determination, our Board of Directors considered the relationships that each such non-employee director has with the Company and other facts and circumstances our Board of Directors deemed relevant in determining independence.

Stockholder Recommendations of Director Candidates

The policy of the Nomination and Corporate Governance Committee is that a stockholder wishing to submit recommendations for director candidates for consideration by the Nomination and Corporate Governance Committee for election at an annual meeting of stockholders must do so in writing to the Corporate Secretary. Such recommendations must be received at our principal executive offices not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding annual meeting of the stockholders. The written recommendation must include the following information:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration.

•	The name and contact information for the candidate.

•	A statement of the candidate’s business and educational experience.

•	Information regarding the candidate’s qualifications to be a director.

•	The number of shares of our common stock, if any, owned either beneficially or of record by the candidate and the length of time such shares have been so owned.

•	The written consent of the candidate to serve as a director if nominated and elected.

•	Information regarding any relationship or understanding between the proposing stockholder and the candidate.

•	A statement that the proposed candidate has agreed to furnish us all information as we deem necessary to evaluate such candidate’s qualifications to serve as a director.

As to the stockholder giving the notice, the written recommendation must state the name and address of the stockholder and the number of shares of our common stock which are owned beneficially or of record by the stockholder.

Any recommendations in proper form received from stockholders will be evaluated in the same manner that potential nominees recommended by our Board members or management are evaluated.

Stockholder Nominations of Directors

Our Bylaws specify the procedures by which stockholders may nominate director candidates directly, as opposed to merely recommending a director candidate to the Nomination and Corporate Governance Committee as described above. Any stockholder nominations must comply with the requirements of our Bylaws and should be addressed to: Corporate Secretary, RXi Pharmaceuticals Corporation, 60 Prescott Street, Worcester, Massachusetts 01605.

Stockholder Communication with Board Members

Stockholders who wish to communicate with our Board members may contact us by telephone, facsimile or regular mail at our principal executive office. Written communications specifically marked as a communication for our Board of Directors, or a particular director, except those that are clearly marketing or soliciting materials, will be forwarded unopened to the Chairman of our Board, or to the particular director to which they are addressed, or presented to the full Board or the particular director at the next regularly scheduled Board meeting. In addition, communications sent to us via telephone or facsimile for our Board of Directors or a particular director will be forwarded to our Board or the director by an appropriate officer.

Beneficial Ownership of RXi’s Common Stock

The following tables set forth information with respect to the beneficial ownership of our common stock as of May 18, 2011 by:

•	any person known by us to be the beneficial owner of 5% or more of our common stock, including any “group” as that term is defined in the Exchange Act;

•	each current director and each named executive officer identified in the “Summary Compensation Table” under “Executive Compensation” in this proxy statement; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules, and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities that are exercisable or convertible within 60 days are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise noted, the information below is based on the number of shares of our common stock beneficially owned by each person or entity at May 18, 2011 and the number of shares subject to any options and warrants granted to these individuals that are exercisable within 60 days of May 18, 2011, which are indicated by footnote. The percentage ownership is based on 41,919,518 shares of our common stock outstanding on May 18, 2011. The information below is without regard to our directors’ recent agreement to a temporary suspension of the exercisability of stock options held by them and to lock-up agreements entered into by our directors and executive officers in connection with our recently completed underwritten public offering.

	Amount and Nature	Percentage of
	of Beneficial	Outstanding
Name of Beneficial Owner	Ownership	Shares

Mark J. Ahn, Ph.D.(1)	349,990	*
Mark W. Schwartz, Ph.D.(2)	340,993	*
Robert E. Kennedy(3)	381,799	*
Anastasia Khvorova(4)	239,814	*
Pamela Pavco, Ph.D.(5)	261,201	*
Richard Chin, M.D.(6)	150,000	*
Stephen S. Galliker(7)	260,000	*
Sanford J. Hillsberg(8)	476,839	1.1%
Steven A. Kriegsman(9)	505,000	1.2%
Rudolph Nisi, M.D.(10)	253,500	*
All executive officers and directors as a group — 9 persons(11)	3,219,136	7.7%

*	Represents less than 1%.

(1)	Consists of shares of common stock underlying stock options.

(2)	Consists of 3,332 shares of common stock underlying stock options and 337,661 shares acquired in our recent acquisition of Apthera. Approximately 10% of the shares acquired in our acquisition of Apthera are held in an escrow pursuant to an escrow agreement among RXi, Computershare Trust Company, N.A., and Mr. Kennedy, in his capacity as the representative of the former Apthera stockholders. The escrow shares are subject to release from escrow in two equal installments on or about October 13, 2011 and April 13, 2012, respectively. In the meantime, the beneficial owner retains voting power with respect to the escrow shares.

(3)	Consists of 2,499 shares of common stock underlying stock options. Also includes 379,300 shares acquired in our recent acquisition of Apthera, of which approximately 10% are held in the escrow referred to in Note (2), above. Of such 379,300 shares, 2,432 are owned of record by Mr. Kennedy’s wife and 2,577 are owned of record by Ringneck Investments, a private limited liability company of which Mr. Kennedy is the managing member and, as such, has voting and investment power with respect to such shares. Mr. Kennedy disclaims beneficial ownership of the shares held by Ringneck Investments in excess of his 5.66% equity interest in Ringneck Investments.

(4)	Includes 189,255 shares of common stock underlying stock options.

(5)	Includes 221,261 shares of common stock underlying stock options.

(6)	Consists of shares of common stock underlying stock options.

(7)	Includes 250,000 shares of common stock underlying stock options.

(8)	Includes 350,000 shares of common stock underlying stock options. Also includes 120,839 shares acquired in our recent acquisition of Apthera, of which approximately 10% are currently held in the escrow referred to in Note (2), above.

(9)	Includes 500,000 shares of stock underlying stock options.

(10)	Includes 250,000 shares of common stock underlying stock options.

(11)	Includes 2,266,337 shares of common stock underlying stock options.

Executive Officers of RXi Pharmaceuticals Corporation

Set forth below is information regarding our current executive officers (other than information relating to Mark J. Ahn, our President and Chief Executive Officer, which is set forth above under “Continuing Directors”). Each officer’s age is indicated in parentheses after his name.

Mark W. Schwartz (56), Executive Vice President and our Chief Operating Officer, joined RXi as part of our acquisition of Apthera where he had been the President and Chief Executive Officer since January 2010. Prior to joining Apthera, Dr. Schwartz served for five years as President and Chief Executive Officer of Bayhill Therapeutics Inc., a company developing an innovative DNA vaccine platform for the treatment of autoimmune diseases, where he completed a successful partnership with Genentech for the development of the company’s type 1 diabetes vaccine. He had also served as President and Chief Executive Officer of Calyx Therapeutics, Inc., which doubled its size, nurtured a successful working relationship with the FDA, and completed key phase I and phase II international clinical trials of novel anti-inflammatory compounds during his tenure of two years.

Robert E. Kennedy (55), our Treasurer and Chief Financial Officer, also joined RXi as part of our acquisition of Apthera. Mr. Kennedy co-founded Apthera in 2005, where he served as Director, Secretary, Treasurer and Chief Financial Officer. Previously, Mr. Kennedy served as Director and Chief Financial Officer and for Blue Dot Services, Inc., a nationwide heating, ventilation, air-conditioning and plumbing construction and services company. Prior to his work at Blue Dot Services, he was the managing director for Koch Ventures, Inc., the venture capital arm of Koch Industries, Inc., the second largest privately-held company in the United States for four years. Mr. Kennedy has held finance and accounting management roles at Sterling House Corporation, Thorn Americas, Inc., Raytheon Aircraft Corporation, and F.B. Kubik & Company, CPAs; he serves on the Board of Directors of Immunologix, Inc. and Arizona BioIndustry Association, and is a member of the American Institute of Certified Public Accountants and the Arizona Society of CPAs.

Anastasia Khvorova, Ph.D., (41) has been our Chief Scientific Officer since October 2008. Dr. Khvorova has contributed significantly to the RNAi field. Dr Khvorova is board member of the Oligonucleotide Therapeutic Society and other distinguished professional organizations. While at Dharmacon (ThermoFisher Scientific), she made major technology advances in RNAi and microRNA. Dr. Khvorova was also responsible for establishing and managing several drug discovery/development collaborations with major pharmaceutical companies, including Abbott and Alcon. Her groundbreaking work has allowed her to author more than 200 patents and patent applications, several book chapters and over 40 peer reviewed publications. Dr. Khvorova received her Ph.D. in Biochemistry from Russian Academia of Sciences in Moscow in 1994 and after 10 years of working in academia and industry she joined Dharmacon in 2002, where she served as a head of research and development and Chief Scientific Officer for five years.

Pamela Pavco, Ph.D. (55) has been our Vice President of Pharmaceutical Development since March 2007. Dr. Pavco brings over 20 years of research and development experience in oligonucleotides to us. From 2002 to 2006, Dr. Pavco was Senior Director, R&D Project Management at Sirna Therapeutics, previously known as Ribozyme Pharmaceuticals, where she was responsible for the discovery research and development of Sirna-027, the first chemically modified siRNA to enter into clinical trials. Dr. Pavco also managed the alliance with Allergan that was initiated to continue discovery research in the area of ophthalmology and take Sirna-027 forward into Phase 2 clinical studies. While at Sirna, Dr. Pavco served various additional roles including Director of Biology Research and Director of Pharmacology and managed numerous corporate collaborations and internal programs developing therapeutic oligonucleotides in the fields of oncology, anti-angiogenesis, Hepatitis, respiratory disease and Huntington’s disease. Dr. Pavco has authored numerous scientific articles and contributed to approximately 58 patents and patent applications in the oligonucleotide therapeutics field. Dr. Pavco received a Ph.D. in Biochemistry from Virginia Commonwealth University in 1983 and did her post-doctoral work at Duke University prior to joining Sirna Therapeutics. She is a member of the American Association of Cancer Research and the Association for Research and Vision in Ophthalmology.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation paid or accrued during the fiscal years ended December 31, 2010 and 2009 to Noah D. Beerman, our former Chief Executive Officer, Amy Tata, our former acting principal financial officer, and our two other most highly compensated executive officers. On April 13, 2011, we closed our acquisition of Apthera. In connection with the acquisition, Mark J. Ahn, Ph.D., an existing member of our Board of Directors, succeeded Mr. Beerman as our Chief Executive Officer. In addition, Mark W. Schwartz, Ph.D., the Chief Executive Officer of Apthera, became our Executive Vice President and Chief Operating Officer and Robert E. Kennedy, the Chief Financial Officer of Apthera, became our Vice President and Chief Financial Officer. Dr. Ahn, Dr. Schwartz and Mr. Kennedy each entered into new employment agreements with us in connection with the acquisition as described herein. Pursuant to SEC rules, we are providing compensation information for Mr. Beerman and Ms. Tata, because they served as our Chief Executive Officer and acting principal financial officer at December 31, 2010.

				Option	All Other
		Salary	Bonus	Awards	Compensation	Total
Name and Principle Position	Year	($)	($)(1)	($)(2)	($)(5)	($)

Noah D. Beerman(3)	2010	376,731	90,000	29,455	300	496,486
Former President and Chief Executive	2009	53,365	55,657	690,305	50	799,377
Officer
Amy B. Tata(4)	2010	179,954	16,315	61,438	163	257,870
Former Director of Accounting	2009	112,064	14,400	74,274	144	200,882
Anastasia Khvorova, Ph.D.	2010	283,752	49,941	198,572	300	532,565
Chief Scientific Officer	2009	264,855	42,559	263,900	300	571,614
Pamela Pavco, Ph.D.	2010	281,197	38,933	203,006	300	523,436
Vice President of Pharmaceutical	2009	249,192	36,158	174,544	300	460,194
Development

(1)	Year-end bonuses were accrued at December 31, 2010 and 2009 and paid in January 2011 and January 2010 respectively.

(2)	Amounts included under Options Awards reflect the grant date fair value computed in accordance with FASB ASC 718 for the indicated year, adjusted to disregard the effects of any estimate of forfeitures related to service-based vesting. The assumptions we used in valuing options are described more fully in “Management’s Discussion and Analysis” and the footnotes to our financial statements incorporated herein by reference to our annual report on Form 10-K for the year ended December 31, 2010.

(3)	Mr. Beerman became President and Chief Executive Officer on November 5, 2009. He resigned effective March 31, 2011.

(4)	Ms. Tata served as our acting principal financial officer during 2010. She left our company effective April 13, 2011.

(5)	Consists of life insurance premiums paid by us.

RXi Pharmaceuticals Corporation 2007 Incentive Plan

Under our 2007 Incentive Plan, we may grant incentive common stock options, nonqualified stock options and restricted and unrestricted stock awards. As of May 18, 2011, there were 6,034,981 shares subject to outstanding options under our 2007 Incentive Plan and no shares were available for future grant under the Plan. On April 21, 2011, our Board of Directors adopted an amendment to the 2007 Incentive Plan that would increase the maximum number of shares of common stock authorized for issuance under the 2007 Incentive Plan by 2,000,000 shares to a total of 8,750,000 shares. The amendment is subject to approval of our stockholders as described in Proposal 3 in this proxy statement.

Our Board of Directors has appointed its Compensation Committee to act as the administrator of our 2007 Incentive Plan. Subject to board approval, the administrator has the power to select the participants, establish the price, terms and conditions of each option, issue shares upon option exercises and interpret option agreements, and the administrator may at any time modify or amend the 2007 Incentive Plan in any respect, except where stockholders approval is required by law or where such termination or modification or amendment affects the rights of an optionee under a previously granted option and such optionee’s consent has not been obtained.

In the event of a change of control in which there is an acquiring or surviving entity, the administrator may provide for the assumption or substitution of some or all outstanding awards by the acquirer or survivor. In the absence of an assumption or substitution, each stock option will become fully exercisable prior to the transaction on a basis that gives the holder of the stock option a reasonable opportunity as determined by the administrator, to participate as a stockholder in the transaction following exercise, and the stock option will terminate upon consummation of the transaction. In the case of restricted stock, the administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such stock in connection with the transaction be placed in escrow or otherwise made subject to such restrictions as our Board of Directors deems appropriate.

Immediately upon termination of employment of an employee, the unvested portion of any stock option will terminate and the balance, to the extent exercisable, will remain exercisable for the lesser of (i) a period of three months (90 days) or (ii) the period ending on the latest date on which such stock option could have been exercised without regard to this provision. The 2007 Incentive Plan provides exceptions for the vesting of options upon an individual’s death or if the administrator determines that the termination of employment resulted for reasons that cast discredit on the individual.

Outstanding Equity Awards

The following table shows vested and unvested stock award grants outstanding on December 31, 2010 to each of the executive officers named in the summary compensation table who were serving as executive officers as of December 31, 2010:

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	Exercisable	Unexercisable	Price	Expiration
Name	(#)	(#)	($)	Date

Noah D. Beerman(1)	87,500	262,500	2.19	11/5/2019
President and Chief Executive Officer	1,086	4,706	5.66	1/14/2020
Amy B. Tata(2)	16,250	3,750	5.00	8/16/2017
Director of Accounting	8,340	5,013	7.50	4/18/2018
	8,750	11,250	4.19	1/15/2019
	2,265	9,816	5.66	1/14/2020
Anastasia Khvorova, Ph.D.(3)	95,000	95,000	10.43	10/17/2018
Chief Scientific Officer	31,250	68,750	2.92	9/22/2019
	5,096	22,086	5.66	1/14/2020
	1,875	13,125	4.41	4/15/2020
Pamela Pavco, Ph.D.(4)	136,229	9,082	5.00	5/23/2017
Vice President of Pharmaceutical Development	26,140	15,686	7.50	4/18/2018
	20,562	26,438	4.19	1/15/2019
	5,260	22,794	5.66	1/14/2020
	1,875	13,125	4.41	4/15/2020

(1)	The stock option grant to Mr. Beerman with an exercise price equal to $2.19 vests in 16 equal monthly installments beginning on February 5, 2010. The stock option grant with an exercise price of $5.66 vests in 16 equal monthly installments beginning on April 14, 2010. Mr. Beerman resigned on March 31, 2011, and there will be no further vesting of his options after that date.

(2)	The stock option grant to Ms. Tata with an exercise price equal to $5.00 vests in 16 equal quarterly installments beginning on November 16, 2007. The stock option grant with an exercise price equal to $7.50 vests in 16 equal quarterly installments of beginning on July 18, 2008. The stock option grant with an exercise price equal to $4.19 vests in 16 equal quarterly installments beginning on April 15, 2009. The stock option grant with an exercise price equal to $5.66 vests in 16 equal installments beginning on April 14, 2010. The stock option grant with an exercise price equal to $4.41 vests in 16 equal installments beginning on July 15, 2010. Ms. Tata left our company effective April 13, 2011, and there will be no further vesting of her options after that date.

(3)	The stock option grant to Dr. Khvorova with an exercise price equal to $10.43 vests in 16 equal quarterly installments beginning on January 17, 2009. The stock option grant with an exercise price equal to $2.92 vests in 16 equal installments beginning on December 22, 2009. The stock option grant with an exercise price equal to $5.66 vests in 16 equal installments beginning on April 14, 2010. The stock option grant with an exercise price equal to $4.41 vests in 16 equal installments beginning on July 15, 2010. In each case, vesting is subject to Dr. Khvorova remaining in our employ through the vesting date.

(4)	The stock option grant to Dr. Pavco with an exercise price equal to $5.00 vests in 16 equal quarterly installments beginning on June 7, 2007. The stock option grant with an exercise price equal to $7.50 vests in 16 equal quarterly installments of beginning on July 18, 2008. The stock option grant with an exercise price equal to $4.19 vests in 16 equal quarterly installments beginning on April 15, 2009. The stock option grant with an exercise price equal to $5.66 vests in 16 equal installments beginning on April 14, 2010. The stock option grant with an exercise price equal to $4.41 vests in 16 equal installments beginning on July 15, 2010. In each case, vesting is subject to Dr. Pavco remaining in our employ through the vesting date.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Defined Compensation

We do not have any nonqualified defined compensation plans.

Termination-Based Compensation

We have agreements in place with our named executive officers as described below that provide for acceleration of option vesting and severance payments upon termination of such officer’s employment or a change of control.

Termination Agreements

Noah D. Beerman

On March 30, 2011, we entered into an agreement and release (the “Separation Agreement”) with Noah D. Beerman, our former Chief Executive Officer, pursuant to which the parties agreed that Mr. Beerman’s employment would terminate on March 31, 2011 (the “Separation Date”). Mr. Beerman also resigned as a director of the Company as of the Separation Date.

Under the Separation Agreement, and in lieu of any compensation that was otherwise payable to Mr. Beerman pursuant to our employment agreement with Mr. Beerman dated November 5, 2009, we agreed to make a lump-sum payment to Mr. Beerman in the amount of $122,500 and to grant Mr. Beerman a stock award under our 2007 Incentive Plan consisting of 201,342 shares of common stock (the “Severance Shares”), which number was determined by dividing $300,000 by $1.49, the closing price of our common stock on April 1, 2011 (the “Issue Price”). The Severance Shares are subject to certain lock-up restrictions for a period of 90 days following the Separation Date with respect to one-third of the Severance Shares, and for a period of 180 days following the Separation Date with respect to two-thirds of the Severance Shares (each such date on which the lock-up restrictions expire, a “Release Date”). In the event the average closing price of our common stock for the five trading days preceding the applicable Release Date is lower than the Issue Price, Mr. Beerman will be issued an additional number of Severance Shares or, at our election, a cash payment, or a combination of Severance Shares and a cash payment, such that Mr. Beerman will receive a total value of $100,000 and $200,000, respectively, with respect to the tranche of Severance Shares being released from the lock-up restrictions as of the corresponding Release Date.

Pursuant to the Separation Agreement, we also accelerated the vesting of the stock option granted to Mr. Beerman on November 5, 2009 relating to 350,000 shares of our common stock (the “2009 Award”), such that the number of shares scheduled to vest during the twelve-month period following the Separation Date vested in full and became immediately exercisable as of the Separation Date. Accordingly, as of the Separation Date, the 2009 Award represented the right to purchase 196,875 shares of our common stock at an exercise price of $2.19 per share, with the remaining 153,125 shares subject to the 2009 Award being forfeited. The Separation Agreement provides that all vested stock options held by Mr. Beerman as of the Separation Date will remain exercisable for a period of 90 days following the Separation Date.

Amy B. Tata

On April 13, 2011, we entered into an agreement and release with Amy B. Tata, our former Director of Accounting, pursuant to which the parties agreed that Ms. Tata’s employment would terminate on April 13, 2011.

Upon termination of Ms. Tata’s employment by employer without cause during the term of employment, all compensation and benefits ceased thereunder and the employee was entitled to payment of (a) any accrued but unpaid salary, accrued but unpaid Stipend, accrued but unpaid expense reimbursement and accrued but unused paid time off as of the date of such termination; (b) six (6) months of salary from the date of termination, and (c) continued participation, at employer’s cost and expense, during the six month severance period in any employer-sponsered health benefit plans in which the employee was participating as of the date of separation. The value of the salary and benefits severance package is approximately $75,202.

Pursuant to Ms. Tata’s employment agreement, the Company also accelerated the vesting of the stock option awards granted to Ms. Tata during her employ at RXi, relating to shares of the Company’s common stock, such that the number of shares scheduled to vest during the six-month period following the date of separation vested in full and became immediately exercisable as of the date of separation. The employment agreement provides that all vested stock options held by Ms. Tata as of the date of separation will remain exercisable for a period of 90 days following the date of separation.

Anastasia Khvorova, Ph.D.

Upon termination of Dr. Khvorova’s employment without cause (as defined) by us or by Dr. Khvorova as a result of an involuntary termination, she is entitled to payment of (a) any accrued but unpaid salary and unused vacation as of the date of her termination, (b) six months of salary from the date of termination and (c) continued participation, at our expense, during the severance period (as defined) in any of our sponsored group benefit plans in which Dr. Khvorova was participating as of the date of termination.

Additionally, any options issued to Dr. Khvorova under our 2007 Incentive Plan that would have vested during the severance period will vest and become exercisable as of the date of her termination without cause or as a result of involuntary termination. Furthermore, upon the occurrence of a covered transaction, as defined in our 2007 Incentive Plan, all options issued to Dr. Khvorova under the 2007 Incentive Plan, will vest and become exercisable. In the event that Dr. Khvorova was terminated from the Company without cause at December 31, 2010, the value of her severance package would be approximately $249,785 including salary and benefits of approximately $164,082 and the fair value of stock options that would vest as a result of this termination of approximately $85,703. In addition to the payments upon termination of Dr. Khvorova, all options issued to Dr. Khvorova under her employment agreement will vest in full and become exercisable as to all of the shares covered thereby upon the occurrence of a covered transaction as defined in our 2007 Incentive Plan. The fair value of stock options that would vest as a result of a covered transaction is approximately $414,818. The fair value of the options, based on the following assumptions, was estimated using the Black-Scholes option-pricing model. Due to the fact that we have limited history of stock trading, our expected stock-price volatility assumption is based on a combination of implied volatilities of similar entities whose share or option prices are publicly traded. We used a weighted-average expected stock-price volatility of 113.13% and 114.54% for a termination without cause and upon the occurrence of a covered transaction, respectively. The expected life assumption is based on a simplified method provided for under, ASC 718, which averages the contractual term of the Company’s options (ten years) with the ordinary vesting term (four years). The dividend yield of zero is based on the fact that we have no present intention to pay cash dividends. The risk-free rate of 3.23% and 3.22% for a termination without cause and upon the occurrence of a covered transaction, respectively, used for each grant is equal to the zero coupon rate in effect at the time of the grant for instruments with similar expected life.

Pamela Pavco, Ph.D.

Upon termination of Dr. Pavco’s employment without cause (as defined) by us or by Dr. Pavco as a result of an involuntary termination, she is entitled to payment of (a) any accrued but unpaid salary and unused vacation as of the date of her termination, (b) six months of salary from the date of termination and (c) continued participation, at our expense, during the severance period (as defined) in any of our sponsored group benefit plans in which Dr. Pavco was participating as of the date of termination.

Additionally, any options issued to Dr. Pavco under our 2007 Incentive Plan, that would have vested during the severance period will vest and become exercisable as of the date of her termination without cause or as a result of involuntary termination. Furthermore, upon the occurrence of a covered transaction, as defined in our 2007 Incentive Plan, all options issued to Dr. Pavco under the 2007 Incentive Plan, will vest and become exercisable. In the event that Dr. Pavco was terminated from the Company without cause at December 31, 2010, the value of her severance package would be approximately $194,988 including salary and benefits of approximately $145,000 and the fair value of stock options that would vest as a result of this termination of approximately $49,988. In addition to the payments upon termination of Dr. Pavco, all options issued to Dr. Pavco under her employment agreement will vest in full and become exercisable as to all of the shares covered thereby upon the occurrence of a covered transaction as defined in our 2007 Incentive Plan. The fair of stock options that would vest as a result of a covered transaction is approximately $157,916. The fair value of the options, based on the following assumptions, was estimated using the Black-Scholes option-pricing model. Due to the fact that we have limited history of stock trading, our expected stock-price volatility assumption is based on a combination of implied volatilities of similar entities whose share or option prices are publicly traded. We used a weighted-average expected stock-price volatility of 110.92% and 113.65% for a termination without cause and upon the occurrence of a covered transaction, respectively. The expected life assumption is based on a simplified method provided for under, ASC 718, which averages the contractual term of the Company’s options (ten years) with the ordinary vesting term (four years). The dividend yield of zero is based on the fact that we have no present intention to pay cash dividends. The risk-free rate of 3.37% and 2.86% for a termination without cause and upon the occurrence of a covered transaction, respectively, used for each grant is equal to the zero coupon rate in effect at the time of the grant for instruments with similar expected life.

Dr. Pavco’s severance payments will only be triggered in the event that her employment is terminated by us without cause or by Dr. Pavco herself as a result of an involuntary termination, which, for purposes of her employment agreement, means any of the following: (a) our breach of any material term of the employment agreement; provided that the first occasion of any particular breach shall not constitute such cause unless we have failed to cure such breach within 60 days after receiving written notice from Dr. Pavco stating the nature of such breach (b) a reduction in Dr. Pavco’s salary (c) a reduction in Dr. Pavco’s title, (d) the reduction of Dr. Pavco’s duties from those typically assigned to a Vice President of a similarly situated biotechnology or pharmaceutical company. In addition to the above, in the event we undergo a change of control (as defined) and Dr. Pavco’s employment is terminated by us or by Dr. Pavco for involuntary termination, within one year after the change of control (other than for cause (as defined)), then: (i) the greater of (a) 50% of Dr. Pavco’s unvested options shall vest immediately, or (b) 12 months’ unvested options shall vest immediately, and (ii) Dr. Pavco will be entitled to (a) any accrued but unpaid salary and unused vacation time as of the date of such termination, (b) 12 months’ salary from the date of termination, payable in accordance with our normal payroll practice, and (c) continued participation, at our expense and cost, during those 12 months in any of our sponsored group benefit plans in which Dr. Pavco was participating as of the date of termination. In the event that Dr. Pavco was terminated following a change of control, the value of salary and benefits Dr. Pavco would be entitled to receive during those 12 months would be approximately $290,000. As any options held by Dr. Pavco’s at the time of the change of control would vest immediately, the accelerated vesting provisions described above would only apply to options that may be issued to her after the change of control. Because the terms of any such options are unknown, the current fair value of stock options that would vest as a result of such termination cannot be calculated.

Employment Agreements

Mark J. Ahn, Ph.D.

We have entered into an employment agreement with Dr. Ahn under which he was engaged to serve as our President and Chief Executive Officer. Dr. Ahn’s employment agreement provides for a three-year term expiring on March 30, 2014 (the “Term”) and that Dr. Ahn will receive an initial annual base salary of $400,000. However, Dr. Ahn’s base salary was subject to reduction to $350,000 if we failed to complete a financing transaction with net proceeds of at least $5 million by September 1, 2011, and was subject to increase to $425,000 upon our completion of a financing transaction with net proceeds of at least $7.5 million by September 1, 2011. The recent April 2011 underwritten public offering satisfied this financing criterion. Dr. Ahn will also be eligible to receive an annual performance bonus, the amount of which shall be determined by the Board of Directors in its sole discretion upon the recommendation of the compensation committee thereof, provided that the amount of such bonus shall in any event be not less than $100,000 for each year of the Term. Pursuant to the employment agreement, Dr. Ahn also received a signing bonus of $100,000 and was granted a 10-year stock option (the “Signing Option”) to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.38 per share. The Signing Option was fully vested and immediately exercisable upon the date of grant. Further, Dr. Ahn was granted a 10-year stock option (the “Regular Option,” and together with the Signing Option, the “Stock Options”) to purchase 525,000 shares of common stock at an exercise price of $1.38 per share. The Regular Option will vest and becomes exercisable (i) as to 300,000 shares in eight equal quarterly installments beginning on June 30, 2011, (ii) as to 50,000 shares upon our common stock trading at a minimum closing price of $3.00 per share for 30 consecutive trading days, (iii) as to 75,000 shares upon our common stock trading at a minimum closing price of $4.00 per share for 30 consecutive trading days, and (iv) as to 100,000 shares upon our common stock trading at a minimum closing price of $5.00 per share for 30 consecutive trading days, provided, in each case, that Dr. Ahn remains in our continuous employ through such vesting date. The Regular Option will vest in full and become exercisable as to all 525,000 shares upon the occurrence of a “Covered Transaction” as such term is defined in our 2007 Incentive Plan.

The employment agreement provides that if we terminate Dr. Ahn’s employment without “cause” (as defined in the employment agreement) during the Term or if he terminates his employment for “good reason” (as defined in the employment agreement) then he is entitled to: (i) continue receiving his then current annualized base salary and medical benefits for a period of twelve months following such termination (the “Severance Period”) and (ii) continued vesting under the Regular Option for the duration of the Severance Period.

Mark W. Schwartz, Ph.D.

We have entered into an employment agreement with Dr. Schwartz for a one-year term expiring on April 13, 2012. Dr. Schwartz will receive an initial annual base salary of $225,000. Dr. Schwartz’s base salary was subject to increase to $275,000 upon our completion of a financing transaction with net proceeds of at least $5 million and to $300,000 upon our completion of a financing transaction with net proceeds of at least $10 million during the term of the employment agreement. Our recent April 2011 financing satisfied both these financing criteria. Pursuant to the employment agreement, Dr. Schwartz was granted a 10-year stock option to purchase 40,000 shares of our common stock at an exercise price of $1.28 per share. The option will vest and become exercisable in 12 equal quarterly installments beginning on July 13, 2011, provided, in each case, that Dr. Schwartz remains in our continuous employ through such vesting date.

The employment agreement provides that if the Company terminates Dr. Schwartz’s employment without “cause” (as defined in the employment agreement), then he is entitled to: (i) continue receiving his then current annualized base salary for the remainder of the term of the agreement, and (ii) continued vesting under the Option for the duration of the term of the agreement. The employment agreement further provides that if in connection with a change of control of the Company during the term of the employment agreement, Dr. Schwartz’s compensation, benefits, title, or duties are reduced, or if Dr. Schwartz is required to relocate more than 50 miles from his current residence in connection with such change of control, then Dr. Schwartz shall be considered terminated without cause, in which case he shall be entitled to the benefits set forth in the preceding sentence.

Robert E. Kennedy

We have entered into an employment agreement with Mr. Kennedy for a one-year term expiring on April 13, 2012. Mr. Kennedy will receive an initial annual base salary of $175,000. Mr. Kennedy’s base salary was subject to increase to $200,000 upon our completion of a financing transaction with net proceeds of at least $5 million and to $225,000 upon our completion of a financing transaction with net proceeds of at least $7.5 million during the term of the employment agreement. Our recent April 2011 financing satisfied both these financing criteria. Pursuant to the employment agreement, Mr. Kennedy was granted a 10-year stock option to purchase 30,000 shares of our common stock at an exercise price of $1.28 per share. The option will vest and become exercisable in 12 equal quarterly installments beginning on July 13, 2011, provided, in each case, that Mr. Kennedy remains in our continuous employ through such vesting date.

The employment agreement provides that if the Company terminates Mr. Kennedy’s employment without “cause” (as defined in the employment agreement), then he is entitled to: (i) continue receiving his then current annualized base salary for the remainder of the term of the employment agreement, and (ii) continued vesting under the Option for the duration of the term of the employment agreement.

The employment agreement further provides that the Company shall apply its best efforts to negotiate in good faith a replacement employment agreement with Mr. Kennedy on or before September 30, 2011. In the event the parties have not entered into a new employment agreement by October 1, 2011, then, upon Mr. Kennedy’s written request, he shall be terminated without cause and shall be entitled to the benefits set forth in the preceding paragraph.

Pamela Pavco, Ph.D.

We have entered into an employment agreement with Dr. Pavco under which she is engaged to serve as our Vice President of Research and Development or Vice President of Pharmaceutical Development for a term of one year. Dr. Pavco is entitled under her employment agreement to receive an annual base salary of $198,000. In October of 2008, we increased Dr. Pavco’s base salary to $270,000. In October of 2009, we increased Dr. Pavco’s base salary to $278,658. In August of 2010, we increased Dr. Pavco’s base salary to $290,000. On May 23, 2007, pursuant to the terms of her employment agreement, we granted Dr. Pavco an option to purchase 145,311 shares of our common stock at an exercise price equal to the then fair market value of $5.00 per share. The option has a term of ten years and will vest and become exercisable in 16 equal quarterly installments beginning on June 7, 2007. On April 18, 2008, we granted Dr. Pavco an option to purchase 41,826 shares of our common stock at an exercise price equal to the then fair market value of $7.50 per share. The option has a term of ten years and will vest and become exercisable in 16 equal quarterly installments beginning on July 18, 2008. On January 15, 2009, we granted Dr. Pavco an option to purchase 47,000 shares of our common stock at an exercise price of the then fair market value of $4.19 per share. The option has a term of ten years and will vest and become exercisable in 16 equal quarterly installments beginning on April 15, 2009. On January 14, 2010, we granted Dr. Pavco an option to purchase 28,054 shares of our common stock at an exercise price equal to the then fair market value of $5.66 per share. The option has a term of ten years and will vest and become exercisable in 16 equal quarterly installments beginning on April 14, 2010. On April 15, 2010, we granted Dr. Pavco an option to purchase 15,000 shares of our common stock at an exercise price equal to the then fair market value of $4.41 per share. The option has a term of ten years and will vest and become exercisable in 16 equal quarterly installments beginning on July 15, 2010. In each case, vesting is subject to Dr. Pavco remaining in our employ through the vesting dates. All of Dr. Pavco’s option grants are subject to accelerated vesting in the event of a covered transaction, as defined in our 2007 Incentive Plan. Provisions in Dr. Pavco’s agreement related to payments upon termination, a covered transaction and a change of control are described above in “Termination Based Compensation and Termination Agreements.”

Anastasia Khvorova, Ph.D.

We have entered into an employment agreement with Dr. Khvorova under which she is engaged to serve as our Chief Scientific Officer. Dr. Khvorova is entitled under her employment agreement to receive an annual base salary of $250,000. In October of 2009, we increased Dr. Khvorova’s base salary to $270,000. In August of 2010, we increased Dr. Khvorova’s base salary to $310,000. On October 17, 2008, pursuant to the terms of her employment agreement, we granted Dr. Khvorova an option to purchase 190,000 shares of our common stock at an exercise price equal to the then fair market value of $10.43 per share. The option has a term of ten years and will vest and become exercisable in 16 equal quarterly installments beginning on January 17, 2009. On September 22, 2009, we granted Dr. Khvorova an option to purchase 100,000 shares of our common stock at an exercise price equal to the then fair market value of $2.92 per share. The option has a term of ten years and will vest and become exercisable in 16 equal quarterly installments beginning on December 22, 2009. On January 14, 2010, we granted Dr. Khvorova an option to purchase 27,182 shares of our common stock at an exercise price equal to the then fair market value of $5.66 per share. The option has a term of ten years and will vest and become exercisable in 16 equal quarterly installments beginning on April 14, 2010. On April 15, 2010, we granted Dr. Khvorova an option to purchase 15,000 shares of our common stock at an exercise price equal to the then fair market value of $4.41 per share. The option has a term of ten years and will vest and become exercisable in 16 equal quarterly installments beginning on July 15, 2010. In each case, vesting is subject to Dr. Pavco remaining in our employ through the vesting dates. All of Dr. Khvorova’s option grants are subject to accelerated vesting in the event of a covered transaction, as defined in our 2007 Incentive Plan. Provisions in Dr. Khvorova’s agreement related to payments upon termination and a covered transaction are described above under “Termination Based Compensation and Termination Agreements.”

Director Compensation

In the discretion of our Board of Directors, each non-employee director may be paid such fees for his services as a director and be reimbursed for his reasonable expenses incurred in the performance of his duties as director as our Board of Directors determines from time to time.

The following table sets forth a summary of the compensation paid to certain of our non-employee directors in 2010:

	Fees Earned
	or Paid	Stock		All Other
Name	in Cash ($)	Awards ($)	Option Awards ($)(1)	Compensation ($)	Total ($)

Mark. J. Ahn, Ph.D.(2)	64,500	—	245,875	—	310,375
Richard Chin, M.D.	49,000	—	245,875	—	294,875
Stephen S. Galliker	73,500	—	245,875	—	319,375
Sanford J. Hillsberg	103,000	—	245,875	—	348,875
Steven A. Kriegsman	65,750	—	463,520	—	529,270
Rudolph Nisi, M.D.	55,000	—	245,875	—	300,875

(1)	Amounts included under options awards reflect the grant date fair value computed in accordance with ASC 718 for the indicated year, adjusted to disregard the effects of any estimate of forfeitures related to service-based vesting. The assumptions we used in valuing options are described more fully under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the footnotes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(2)	Dr. Ahn was appointed as our President and Chief Executive Officer on March 31, 2011.

Cash Compensation

Under our director compensation plan, each director who is not an employee received the following cash compensation for service on our Board of Directors and committees of our Board of Directors during 2010:

•	an annual retainer fee of $20,000 for each director, payable quarterly,

•	an annual retainer fee of $10,000 for the chairperson of each committee of our Board of Directors other than the audit committee, payable quarterly,

•	an annual retainer fee of $20,000 for the chairperson of the audit committee of our Board of Directors, payable quarterly,

•	an annual retainer fee of $40,000 for the Chairman of our Board of Directors, payable quarterly,

•	a fee of $1,500 per board meeting attended by the director, such fee payable for meetings attended in person or telephonically,

•	a fee of $1,500 per audit committee meeting attended by the chair of the committee, such fees payable for meetings attended in person or telephonically,

•	a fee of $1,250 per audit committee meeting attended by other directors who are members of the committee, such fees payable for meetings attended in person or telephonically,

•	a fee of $1,250 per all other committee meetings attended by the chair of the committee, such fees payable for meetings attended in person or telephonically, and

•	a fee of $1,000 per all other committee meeting attended by other directors who are members of the committee, such fees payable for meetings attended in person or telephonically.

Equity Compensation

On January 14, 2010, as part of their annual grant, Messrs. Galliker, Hillsberg and Kriegsman and Drs. Ahn, Chin and Nisi were granted an option of 50,000 shares at an exercise price of $5.66 per share. These options were fully vested at December 31, 2010. These options have a ten-year term and will be exercisable for two years following termination of service as a member of our Board of Directors, unless the Director is terminated for a cause, in which case the options are terminated.

On March 2, 2010, as compensation for services, Mr. Kriegsman was granted an option of 50,000 shares at an exercise price of $5.28 per share. These options were fully vested at December 31, 2010. These options have a ten-year term and will be exercisable for two years following termination of service as a member of our Board of Directors, unless the Director is terminated for a cause, in which case the options are terminated.

On January 13, 2011, as part of their annual grant, Messrs. Galliker, Hillsberg and Kriegsman and Drs. Ahn, Chin and Nisi were granted an option of 50,000 shares at an exercise price of $2.31 per share. These options will be fully vested at December 31, 2011. These options have a ten-year term and will be exercisable for two years following termination of service as a member of our Board of Directors, unless the Director is terminated for a cause, in which case the options are terminated.

On March 25, 2011, Messrs. Galliker, Hillsberg and Kriegsman and Drs. Chin and Nisi were granted an option of 100,000 shares at an exercise price of $1.18 per share. These options will be fully vested at March 25, 2012. These options have a ten-year term and exercisable for two years following termination of service as a member of our Board of Directors, unless the Director is terminated for a cause, in which case the options are terminated.

On March 25, 2011, for their service as a member of an ad hoc Transaction Committee established by our Board of Directors in connection with our acquisition of Apthera, Mr. Hillsberg and Dr. Nisi were each granted an option of 100,000 shares at an exercise of $1.18 per share, which vested immediately upon the effective date. Mr. Kriegsman was granted an option of 200,000 shares at an exercise of $1.18 per share, which vested immediately upon the effective date. These options have a ten-year term and will be exercisable for two years following termination of service as a member of our Board of Directors, unless the Director is terminated for a cause, in which case the options are terminated.

In order to facilitate our recent equity financing completed on April 14, 2011, we entered into written agreements with all of our directors temporarily suspending the exercisability of the stock options held by the directors. The directors’ stock options will again become exercisable only when we have effected an increase in our authorized shares of common stock to a number that is sufficient to permit the exercise or conversion in full of all outstanding options of the Company (including the directors’ stock options), warrants and other securities of the Company that are exercisable for or convertible into common stock.

Reimbursements

Our directors are reimbursed for their expenses incurred in attending Board of Directors, committee and stockholder meetings, including those for travel, meals and lodging.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which provides that corporations may not deduct compensation of more than $1.0 million that is paid to certain individuals. We believe that compensation paid to our executive officers generally is fully deductible for federal income tax purposes.

Accounting for Share-Based Compensation

We account for share-based compensation in accordance with the requirements of FASB ASC 718. This accounting treatment has not significantly affected our compensation decisions.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Appointment of BDO USA, LLP

BDO currently serves as our independent registered public accounting firm and audited our financial statements for the year ended December 31, 2010. BDO does not have and has not had any financial interest, direct or indirect, in RXi, and does not have and has not had any connection with RXi except in its professional capacity as our independent auditors.

Our Audit Committee has reappointed BDO to serve as our independent registered public accounting firm for the year ending December 31, 2011. The ratification by our stockholders of the appointment of BDO is not required by law or by our Bylaws. Our Board of Directors, consistent with the practice of many publicly held corporations, is nevertheless submitting this appointment for ratification by the stockholders. If this appointment is not ratified at the Annual Meeting, the Audit Committee intends to reconsider its appointment of BDO. Even if the appointment is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Committee determines that such a change would be in the best interests of RXi and its stockholders.

Audit and non-audit services to be provided by BDO are subject to the prior approval of the Audit Committee. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the independent registered public accounting firm’s independence and there are costs or other efficiencies in obtaining such services from the independent registered public accounting firm as compared to other possible providers.

We expect that representatives of BDO will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Audit Fees

The fees for 2010 and 2009 billed to us by BDO for professional services rendered for the audit and quarterly reviews of our financial statements and in connection with S-3 and S-8 Registration Statements filed by us with the SEC were $197,000 and $217,000, respectively.

Audit-Related Fees

There were no audit-related fees billed to us by BDO in 2010 or 2009.

Tax Fees

The fees for 2010 and 2009 billed to us by BDO for tax compliance, tax advice, and tax planning were $7,500 for each year.

All Other Fees

Except as described above, no services were rendered by BDO for 2010 and 2009.

Pre-approval Policies and Procedures

It is the policy of our Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be approved in advance by our Audit Committee. Our Audit Committee pre-approved all services provided to us by BDO for 2010.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF
THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM.

PROPOSAL 3
APPROVAL OF AMENDMENT TO 2007 INCENTIVE PLAN

The RXi Pharmaceuticals Corporation Amended and Restated 2007 Incentive Plan (the “2007 Incentive Plan”) was originally adopted by our Board of Directors on February 23, 2007 and approved by our stockholders on June 19, 2007. The 2007 Incentive Plan was subsequently amended by our Board of Directors with the approval of our stockholders to increase the maximum number of shares of common stock available for issuance under the Plan from 2,750,000 originally to 6,750,000 at present.

On April 21, 2011 our Board approved, and we are asking our stockholders to approve, an amendment to the 2007 Incentive Plan to increase the number of shares of common stock under the 2007 Incentive Plan by 2,000,000 shares, to a total of 8,750,000 shares. If our stockholders approve this proposal, we may make awards of the additional shares under the 2007 Incentive Plan as described below. If stockholders do not approve this proposal, we will not implement the amendment to the 2007 Incentive Plan, and any outstanding awards of the additional shares under the 2007 Incentive Plan will terminate and be of no further force or effect.

As of May 18, 2011, there were 6,034,981 shares subject to outstanding options under our 2007 Incentive Plan and no shares were available for future issuance under the Plan.

Our Board of Directors believe that the grant of options and other stock awards is an important incentive for the Company’s employees, officers and directors. Our Board anticipates, therefore, that our needs under the 2007 Incentive Plan over the next several years will exceed the number of shares of common stock currently available.

The complete text of the amendment to our 2007 Incentive Plan is attached as Annex A to this proxy statement.

A summary of our 2007 Incentive Plan is set forth below.

General

The purpose of the 2007 Incentive Plan is to advance the interests of the Company by giving stock-based incentives and other incentives to selected employees, directors and other individuals or entities who provide services to us or our affiliates who, in the opinion of the Administrator (as defined below), are in a position to make a significant contribution to the success of the Company and our affiliates.

Administration

The 2007 Incentive Plan is administered by the Compensation Committee of our Board of Directors or by such persons to whom the Compensation Committee may delegate such administration (collectively, with the Compensation Committee, the “Administrator”). The Administrator has full authority, consistent with the 2007 Incentive Plan, to select who will receive awards, to determine the type of awards to be granted, as well as the amounts, price, terms and conditions of any awards, to issue shares upon option exercises and interpret option agreements. The Administrator has the right to determine any questions that may arise regarding the interpretation and application of the provisions of the 2007 Incentive Plan and to make, administer, and interpret such rules and regulations as it deems necessary or advisable. Determinations of the Administrator made under the 2007 Incentive Plan are conclusive and bind all parties.

Participation in the 2007 Incentive Plan

Employees, directors, consultants and advisors who provide services to us and our affiliates, who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company or its affiliates are eligible to participate in the 2007 Incentive Plan. However, only employees are eligible to receive ISOs. Approximately 20 employees and directors and approximately 36 consultants and advisors who provide services to us currently are eligible to receive awards under the 2007 Incentive Plan. The maximum number of shares for which stock options and stock appreciation rights may be granted to any participant in any calendar year is the total number of shares of stock authorized under the 2007 Incentive Plan. The maximum number of ISOs which may be granted under the 2007 Incentive Plan is the total number of shares of stock authorized under the 2007 Incentive Plan.

The future benefits or amounts that would be received by or allocated under the 2007 Incentive Plan are discretionary and therefore are not determinable at this time. If the 2007 Incentive Plan Amendment is approved, we do not expect the award of benefits to change from our current practices.

Types of Awards

The Administrator in its discretion, may award (i) stock options, (ii) restricted and unrestricted stock, (iii) stock units including restricted stock units, (iv) performance awards, (v) stock appreciation rights, (vi) securities convertible into stock or otherwise based on stock, and (vii) cash awards, on such terms and conditions as it determines.

Performance Criteria

Awards under the 2007 Incentive Plan may be conditioned upon satisfaction of specified performance criteria. In the case of any such award that is intended to qualify for exemption from the deduction limitation rules of Section 162(m) of the Code, other than a stock option or stock appreciation right, each a “Performance Award,” the criteria used in connection with the Performance Award shall mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or acquiring. A performance criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator will provide in the case of any award intended to qualify for such exception that one or more of the performance criteria applicable to such award will be adjusted in an objectively determinable manner to reflect events occurring during the performance period that affect the applicable performance criteria. In the case of a Performance Award, the Administrator will pre-establish the particular performance criteria no later than 90 days after the commencement of the period of service to which the performance relates (or such earlier time as is required to qualify the award as performance-based under Section 162(m)) and will certify prior to payment whether the performance criteria have been attained.

Rules Applicable to Awards

No awards may be made after the tenth anniversary of the date the 2007 Incentive Plan was first adopted by the Board, but previously granted awards may continue beyond that date in accordance with their terms. Unless the Administrator expressly provides otherwise, awards may not be transferred other than by will or applicable laws of descent and distribution, and generally only the participant may exercise an award during such participant’s lifetime. The Administrator may permit awards other than ISOs to be transferred by gift, subject to such limitations as the Administrator may impose. The Administrator may determine the time or times at which an award will vest or become exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Immediately upon termination of employment of an employee, the unvested portion of any stock option will terminate and the balance, to the extent exercisable, will remain exercisable for the lesser of (i) a period of three months (90 days) or (ii) the period ending on the latest date on which such stock option could have been exercised without regard to this provision. The 2007 Incentive Plan provides exceptions for the vesting of options upon an individual’s death or if the administrator determines that the termination of employment resulted for reasons that cast discredit on the individual. The Administrator will determine what will happen with respect to an award granted to a participant that is outstanding upon the cessation of the participant’s service relationship with the Company, including disability, death or retirement.

Stock Options

The Administrator will determine the exercise price, if any, of each award requiring exercise. Unless the Administrator determines otherwise, each stock option will have an exercise price not less than the fair market value of the stock subject to the stock option, determined as of the date of grant. A stock option intended to be an ISO granted to a person who owns (or by application of attribution rules is deemed to own) more than 10% of the total combined voting power of all classes of stock of the Company will have an exercise price equal to 110% of such fair market value. Awards requiring exercise will have a maximum term not to exceed ten years from the date of grant and will vest, either quarterly or annually and all within four years of grant date.

Effect of Certain Transactions

In the event of a consolidation, merger, sale or other disposition of stock in which the Company is not the surviving corporation or that results in the acquisition of all the Company’s then outstanding common stock, or sale of substantially all of the Company’s assets or a dissolution or liquidation of the Company, the Administrator may provide for the assumption or substitution of some or all outstanding awards by the acquirer or survivor. If the holders of stock will receive a payment upon consummation of the transaction, the Administrator may provide for a “cash-out” payment with respect to some or all awards or any portion thereof, equal to the excess, if any, of (a) the fair market value of one share of stock times the number of shares of stock subject to the award or such portion, over (b) the aggregate exercise or purchase price, if any, under the award or such portion (in the case of a stock appreciation right, the aggregate base value above which appreciation is measured), on such payment and other terms as the Administrator determines. In the absence of an assumption, substitution or cash-out, each award requiring exercise will become fully exercisable, and delivery of shares of stock deliverable under each outstanding award will be accelerated and such shares will be issued prior to the transaction on a basis that gives the participant a reasonable opportunity, as determined by the Administrator, following exercise of the award or delivery of the shares, as the case may be, to participate in the transaction as a stockholder. Any shares of stock so issued with respect to an award, in the discretion of the Administrator, may contain such restrictions as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the award was subject. All such awards will terminate upon consummation of such transaction.

Equitable Adjustment

In the event of a change in the outstanding common stock resulting from a stock dividend, stock split, recapitalization, or other capital change, the aggregate number of shares available under the 2007 Plan, the number of shares available for individual awards, the terms of outstanding awards, including stock option exercise prices, will be appropriately adjusted by the Administrator. The Administrator may also make adjustments in other circumstances if it determines that the adjustments are necessary to avoid distortion in the operation of the 2007 Plan and to preserve the value of awards; provided, however, that no such adjustment shall be made to the maximum share limits, or otherwise to an award intended to be eligible for the performance-based exception under Section 162(m) of the Code, except to the extent consistent with that exception.

Amendment

Subject to the Administrator’s obligation to exercise its discretion consistent with qualifying awards for the performance-based exception under Section 162(m) if such awards are intended to so qualify, the Administrator may at any time or times amend the 2007 Incentive Plan or any outstanding award for any purpose which may at the time be permitted by law, and may at any time terminate the 2007 Incentive Plan as to any future grants of awards; provided, that except as otherwise expressly provided in the 2007 Incentive Plan, the Administrator may not, without the participant’s consent, alter the terms of an award so as to materially and adversely affect the participant’s rights under the award, unless the Administrator expressly reserved the right to do so at the time of such award. Any amendments to the 2007 Incentive Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements).

Other Compensation

The existence of the 2007 Incentive Plan or the grant of any award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to awards under the 2007 Incentive Plan.

Certain Federal Income Tax Consequences

The following discussion summarizes certain U.S. federal income tax consequences of the issuance and receipt of options under the 2007 Incentive Plan under the law as in effect on the date of this proxy statement. The 2007 Incentive Plan provides for the grant of ISOs and NSOs, as well as other awards. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the 2007 Incentive Plan, nor does it cover state, local or non-U.S. taxes.

ISOs

An optionee realizes no taxable income upon the grant or, for regular tax purposes, upon the exercise of an ISO. However, the exercise of an ISO increases the optionee’s alternative minimum taxable income by an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price and this increase may give rise to an alternative minimum tax liability. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these two and one year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

NSOs

In general, in the case of an NSO, the optionee has no taxable income at the time of grant but realizes income in connection with the exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company; and upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NSO. ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

Restricted Stock

Under Section 83 of the Code, a participant who receives a grant of restricted stock will generally have income only when the stock vests, equal to the fair market value of the stock at that time less any amount paid for the shares. However, the grantee may make a so-called “83(b) election” to recognize ordinary income at the time of grant. Assuming no other applicable limitations, the amount and timing of the deduction available to the Company will correspond to the income recognized by the grantee. Upon the later sale of the shares, the difference between the fair market value at vesting and the sale price will be capital gain or loss.

Restricted Stock Units

A participant will not be deemed to receive any taxable income upon the grant of restricted stock units (“RSUs”). When vested RSUs are settled and distributed, the grantee will recognize ordinary income equal to the amount of cash and/or the fair market value of shares received less any amount paid for the RSUs. Upon the later sale of the shares, the difference between the fair market value at settlement and the sale price will be capital gain or loss.

Performance-Based Awards

No special tax consequences exist with respect to the use of performance criteria. Where stock is transferred to a participant upon the satisfaction of specified performance criteria, the participant will recognize ordinary income equal to the value of the shares at that time unless the stock is restricted stock. If the shares received by the participant are shares of restricted stock, or if restrictions on previously awarded shares of restricted stock are lifted in connection with the satisfaction of performance criteria, the tax consequences discussed above with respect to restricted stock will apply.

Stock Appreciation Rights

The grant of a stock appreciation right does not itself result in taxable income, nor does taxable income result merely because a stock appreciation right becomes exercisable. Generally, if a participant exercises a stock appreciation right for shares of stock or receives payment in cancellation of a stock appreciation right, the participant will have ordinary income equal to the amount of any cash and the fair market value of any stock received.

Deferred Compensation Rules

Arrangements under the 2007 Incentive Plan may involve the payment, or commitment to pay, deferred compensation subject to special rules under the Code. Awards that are subject to but fail to comply with the formal and operational requirements of these rules will be subject to a 20% additional tax, in addition to ordinary income tax, as well as, in some cases, to interest charges. Failure to comply with these rules may also result in an acceleration of the timing of income inclusion in respect of such awards for income tax purposes. With certain exceptions, awards of restricted stock and stock options with an exercise price that can never be less than the fair market value of the common stock subject to the option at the time of grant will be exempt from these rules. Other types of awards, however, if granted, such as deferred stock awards, would have to comply.

162(m) Issues

The Code limits to $1 million the deduction a public corporation may claim in any year for compensation paid to any of its chief executive officer and four other most highly compensated named executive officers, subject to a number of exceptions. Generally, the $1 million deduction limit does not apply to certain stock option grants awarded under stockholder approval plans or to other qualifying performance-based awards. Stock options awarded under the 2007 Incentive Plan, assuming an exercise price not less than fair market value on the date of grant, are intended to be eligible for this exception. The 2007 Incentive Plan is also designed to enable the Company to grant other performance-based awards that will be exempt for purposes of the $1 million deduction limitation rule.

Golden Parachute Rules

Under the “golden parachute” provisions of the Code, the accelerated vesting of awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. These tax consequences, where applicable, apply to change in control payments that exceed an individual’s “base amount,” generally, the average annual taxable compensation of the individual determined over the preceding five years. They do not apply where an individual’s total change in control payments are less than three times his or her base amount. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the 2007 Incentive Plan, may be subject to an additional 20% federal tax and may be nondeductible to us.

Company Deductions

Generally, a deduction will be available to us for any ordinary compensation income realized by a participant under an award. The deduction will be available in the same year as that in which the participant realizes income for income tax purposes.

Generally, we are not entitled to a deduction for any dividends paid to our stockholders. However, if stock has been transferred under the Plan subject to a substantial risk of forfeiture, and if no effective 83(b) election has been made, dividends on the stock would be treated as deductible compensation until such time as the substantial risk of forfeiture lapses.

Information with respect to the 2007 Incentive Plan and other arrangements not subject to stockholder action as of December 31, 2010

Number of Securities
Remaining Available
		Weighted-Average	for Future Issuance
	Number of Securities to	Exercise of	Under Compensation
	be Issued upon Exercise	Outstanding	Plans (Excluding
	of Outstanding Options,	Options, Warrants	Securities Related
Plan Category	Warrants and Rights	and Rights	in (a))

Equity compensation plans approved by security holders	4,333,136	$5.10	2,199,497
Equity compensation plans not approved by security holders	—	—	—
Total	4,333,136	$5.10	2,199,497

Relationship Between Proposal 3 and Proposal 4

If the amendment to our 2007 Incentive Plan described in this Proposal 3 is approved at the Annual Meeting, but the proposal to amend our Amended and Restated Certificate of Incorporation as described in Proposal 4 in this proxy statement is not approved, our Board of Directors will delay implementing the amendment to our 2007 Incentive Plan until we have sufficient additional authorized shares available to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO OUR 2007 INCENTIVE PLAN

PROPOSAL 4
APPROVAL OF AMENDMENT TO AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

On April 21, 2011, our Board of Directors adopted, subject to stockholder approval, an amendment to our Amended and Restated Certificate of Incorporation to increase our authorized common stock from 50,000,000 shares to 125,000,000 shares.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

The complete text of the amendment to our Amended and Restated Certificate of Incorporation is set forth as Annex B to this proxy statement.

Purpose and Background of the Amendment

On April 20, 2011, we closed an underwritten public offering in which we sold and issued 11,950,000 shares of our common stock and warrants to purchase up to 11,950,000 shares of our common stock. In order to facilitate the offering, we issued to some of the investors in the offering warrants to purchase an aggregate of 3,450,000 shares of our common stock on the same terms as the warrants sold in the offering in exchange for the investors’ warrants to purchase the same number of shares that were acquired by them in our March 4, 2011 underwritten public offering. Also, our directors and some of our executive officers agreed to an amendment of outstanding options held by them to purchase a total of 3,498,256 shares of our common stock to suspend the exercisability of their options until such time as we have sufficient authorized shares to permit the exercise or conversion, in full, of all then-outstanding warrants, including the warrants sold in the April financing, stock options, and any other securities convertible into shares of our common stock.

As of May 18, 2011, we had outstanding 41,919,515 shares of common stock (excluding treasury shares) and warrants and options (excluding the warrants sold or exchanged in our April 2011 financing and the options held by our directors and executive officers as described above) to purchase a total of 7,337,367 shares of common stock. As a result, we have no shares available to be reserved for issuance pursuant to the exercise of the warrants issued and exchanged in our April financing or the options held by our directors and executive officers as described above, or any shares available for issuance for any other corporate purpose.

In connection with the April financing, we agreed to hold a stockholders meeting no later than July 31, 2011 in order to seek stockholder approval to increase the authorized number of shares of our common stock to 100,000,000 shares. Our Board of Directors subsequently adopted the amendment to our Amended and Restated Certificate of Incorporation to increase our authorized shares of common stock to 125,000,000. We also agreed in connection with the April financing that, if we do not increase the authorized number of shares of our common stock by April 16, 2012, we will pay liquidated damages in the aggregate amount of $2,500,000.

Our Board of Directors believes it is in our best interests and the best interests of our stockholders to increase our authorized shares of common stock in order to permit the exercise of the warrants sold in the April 2011 financing and the exercise of the outstanding stock options held by our directors and executive officers described above, as well as to avoid paying liquidated damages as described above. Our Board of Directors also believes it is important for us as a general matter to have additional authorized shares available for use as our Board deems appropriate or necessary. For example, such shares may be needed in the future in connection with acquiring another company or its business or assets, establishing a strategic relationship with a corporate partner or raising additional capital. The Board of Directors has no present agreement, arrangement, plan or understanding, however, with respect to the issuance of any such additional shares of common stock, except as described above with respect to our outstanding warrants issued in the April Financing and the outstanding stock options held by our directors and some of our executive officers (and except for possible awards under our 2007 Incentive Plan as proposed to be amended as described in Proposal 3 in this proxy statement).

If the amendment to our Amended and Restated Certificate of Incorporation is approved by the stockholders, our Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law or the Nasdaq Marketplace Rules. Holders of our common stock as such have no statutory preemptive rights with respect to issuances of common stock and are not entitled to dissenter’s rights with respect to the amendment.

Relationship Between Proposal 4 and Proposal 3

If the amendment to our 2007 Incentive Plan described in Proposal 3, above, is approved at the Annual Meeting, but the proposal to amend our Amended and Restated Certificate of Incorporation as described in this Proposal 4 is not approved, our Board of Directors will postpone the implementation of the amendment to our 2007 Incentive Plan until we have sufficient additional authorized shares available to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

STOCKHOLDER PROPOSALS

Any proposal that a stockholder intends to present in accordance with Rule 14a-8 of Exchange Act of 1934 at our next Annual Meeting of Stockholders to be held in 2012 must be received by us on or before February 4, 2012. Only proper proposals under Rule 14a-8 which are timely received will be included in the proxy statement in 2012.

OTHER MATTERS

Expenses of Solicitation

We will bear the cost of soliciting proxies in the accompanying form. In addition to the use of the mails, proxies may also be solicited by our directors, officers or other employees, personally or by telephone, facsimile or email, none of whom will be compensated separately for these solicitation activities.

We have engaged Georgeson Inc. to assist in the solicitation of proxies. We will pay Georgeson Inc. a fee of $7,000 plus certain out-of-pocket expenses and flat fees of $6 per completed proxy solicitation call and $4 per telephone vote.

Miscellaneous

Our management does not intend to present any other items of business and is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy intend to vote the shares of our common stock that they represent in accordance with their best judgment.

Annex A

Amendment to RXi Pharmaceuticals Corporation
Amended and Restated
2007 INCENTIVE PLAN

The reference in Section 4(a) of the 2007 Incentive Plan of RXi Pharmaceuticals Corporation (the “Plan”) to the maximum number of shares of “Stock” (as defined) that may be delivered in satisfaction of “Awards” (as defined) under the Plan shall be 8,750,000 shares. All related Plan information also shall be amended accordingly.

A-1

Annex B

Amendment to Amended and Restated Certificate of Incorporation of
RXi Pharmaceuticals Corporation

ARTICLE III, Section A of the Amended and Restated Certificate of Incorporation of RXi Pharmaceuticals Corporation shall be amended to read in its entirety as follows:

“A. Classes of Stock. This Corporation is authorized to issue 130,000,000 shares, of which 125,000,000 shares shall be Common Stock with a par value of $0.0001 per share (“Common Stock”) and 5,000,000 shares shall be Preferred Stock with a par value of $0.0001 per share (“Preferred Stock”).”

B-1

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on July 15, 2011.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/RXII • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

1.	Nominees:	For	Withhold

	01 - Richard Chin, M.D.	☐	☐
	02 - Rudolph Nisi, M.D.	☐	☐
B	Issues — The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain			For	Against	Abstain

2.	Proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2011.	☐	☐	☐	3.	Proposal to approve the amendment to our 2007 Incentive Plan.	☐	☐	☐

4.	Proposal to approve the amendment to our Amended and Restated Certificate of Incorporation.	☐	☐	☐

C Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance	☐
Mark box to the right if you plan to attend the Annual Meeting.
D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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